                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Forward Air Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         (FORWARD AIR CORPORATION LOGO)




                                           April 20, 2000


Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Tuesday, May 23, 2000, at 10:00 a.m., local time, at the Company's offices located at 6800 Port Road, Groveport, Ohio.

YOUR VOTE IS IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

I hope you will be able to join us, and we look forward to seeing you in Groveport.


                                               Sincerely yours,


                                               /s/ Scott M. Niswonger


                                               Scott M. Niswonger
                                               Chairman of the Board
                                               and Chief Executive Officer

                             FORWARD AIR CORPORATION
                                430 AIRPORT ROAD
                          GREENEVILLE, TENNESSEE 37745

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 23, 2000

To the Shareholders of Forward Air Corporation:

The Annual Meeting of Shareholders of Forward Air Corporation (the "Company") will be held on Tuesday, May 23, 2000, beginning at, at 10:00 a.m., local time, at the Company's offices located at 6800 Port Road, Groveport, Ohio.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

The purposes of this meeting are:

      1. To elect six members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2001;

      2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company; and

      3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of the $0.01 par value common stock of the Company of record at the close of business on March 17, 2000 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person.

SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE MAILED TO REACH THE COMPANY'S PROXY TABULATOR, SUNTRUST BANK, STOCK TRANSFER DEPARTMENT, P.O. BOX 4625, ATLANTA, GEORGIA 30302 BY 9:00 A.M. ON MAY 22, 2000. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.



                                          By Order of the Board of Directors,


                                          /s/ Richard H. Roberts

                                          Richard H. Roberts
                                          Secretary

Greeneville, Tennessee
April 20, 2000

                             FORWARD AIR CORPORATION
                                430 AIRPORT ROAD
                          GREENEVILLE, TENNESSEE 37745
                                 (423) 636-7100

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 23, 2000, beginning at 10:00 a.m., local time, at the Company's offices located at 6800 Port Road, Groveport, Ohio and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about April 20, 2000.

If the enclosed form of proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time insofar as it has not been exercised by notifying the Secretary of the Company in writing at the principal executive offices of the Company or by duly executing and delivering a proxy bearing a later date. Each proxy will be voted FOR Proposals 1 and 2 if no contrary instruction is indicated in the proxy, and in the discretion of the proxies on any other matter which may properly come before the shareholders at the Annual Meeting.

On January 10, 2000, the Board voted to effect a three-for-two stock split by distributing one additional share of the $0.01 par value common stock of the Company (the "Common Stock") for every two shares of Common Stock outstanding to shareholders of record on January 21, 2000. On February 24, 1999, the Board voted to effect a two-for-one stock split by distributing one additional share of the Common Stock for every share of Common Stock outstanding to shareholders of record on March 12, 1999. The disclosures herein reflect the stock splits.

There were 20,877,986 shares of Common Stock issued and outstanding on March 17, 2000. A majority of such shares, present or represented by proxy, will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum on all matters. Abstentions and broker non-votes are not treated as votes for or against the Proposals presented to the shareholders. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on March 17, 2000.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally. The Company does not anticipate paying any compensation to any other party for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

PROPOSAL 1 - ELECTION OF DIRECTORS

Six directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders and until a successor has been duly elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SIX NOMINEES NAMED BELOW. DULY EXECUTED PROXIES WILL BE SO VOTED UNLESS RECORD HOLDERS SPECIFY A CONTRARY CHOICE ON THEIR PROXIES. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.

The nominees for election shall be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors, but rather each shall have one vote for each director for each share of Common Stock held by such shareholder.

DIRECTOR NOMINEES

The following persons are the nominees for election to serve as directors. All nominees are presently directors of the Company. There are no family relationships between any of the director nominees. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

BRUCE A. CAMPBELL                           Director since 1993
Greeneville, Tennessee                      Age 48

Mr. Campbell has served as Chief Operating Officer of the Company since April 1990, a director since April 1993 and President since August 1998. Mr. Campbell served as Executive Vice President of the Company from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989.

EDWARD W. COOK                              Director since 1994
Greeneville, Tennessee                      Age 41

Mr. Cook has served as Senior Vice President, Chief Financial Officer and director since September 1994 and as Treasurer since May 1995. Prior to joining the Company, Mr. Cook was employed as a certified public accountant by Ernst & Young LLP for eleven years, most recently as a senior manager in the Nashville, Tennessee office. Mr. Cook also serves as Senior Vice President, Chief Financial Officer and Treasurer of Landair Corporation.

JAMES A. CRONIN, III                        Director since 1993
Aurora, Colorado                            Age 45

Mr. Cronin is a private investor. From June 1996 to February 2000, Mr. Cronin served as Chief Operating Officer, Executive Vice President, Finance and as a director of Ascent Entertainment Group, Inc. Since August 1996, Mr. Cronin has been a director of On Command Corp. From June 1992 until June 1996, he was a private investor. Mr. Cronin was a partner in Alfred Checchi Associates, a private investment firm in Los Angeles, California, from September 1989 to June 1992. Mr. Cronin served as President and Chief Executive Officer of Tiger International, Inc. and The Flying Tiger Line from September 1987 to August 1989.

HON. ROBERT KEITH GRAY                      Director since 1993
Miami, Florida                              Age 74

Mr. Gray has been Chairman and Chief Executive Officer of Gray and Company II, a public relations company, since November 1992. Since 1981, Mr. Gray has also been Chairman of Gray Investment Companies and Powerhouse Leasing Corp. From 1991 to 1992, Mr. Gray was Chairman of Hill & Knowlton Public Affairs Worldwide/USA and was its Chief Executive Officer from 1986 to 1991. Mr. Gray has served in various government positions, including Special Assistant to the Secretary of the Navy, Secretary of the Cabinet and Special Assistant to President Eisenhower.

SCOTT M. NISWONGER                          Director since 1981
Greeneville, Tennessee                      Age 52

Mr. Niswonger is a co-founder of the Company, has served as a director since its founding in October 1981 and as Chairman of the Board and Chief Executive Officer since February 1988. Mr. Niswonger served as President of the Company from October 1981 until August 1998. Mr. Niswonger also serves as Chairman of the Board and Chief Executive Officer of Landair Corporation and on the Regional Advisory Board of First Tennessee Bank National Association.

RICHARD H. ROBERTS                          Director since 1995
Greeneville, Tennessee                      Age 45

Mr. Roberts has served as Senior Vice President and General Counsel of the Company since July 1994 and as Secretary and a director since May 1995. Prior to joining the Company, Mr. Roberts was a partner with the Baker, Worthington, Crossley & Stansberry law firm from January 1991 until July 1994. Mr. Roberts also serves as a director of Miller Industries, Inc. and as Senior Vice President, General Counsel, Secretary and a director of Landair Corporation.

BOARD OF DIRECTORS AND COMMITTEES

During the last year, the Board held eight meetings. The Board maintains an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. These committees do not have a formal meeting schedule, but are required to meet at least once each year.

Current members of the Executive Committee are Messrs. Campbell, Cook, Niswonger and Roberts. The Executive Committee is authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by law and the Bylaws of the Company.

Current members of the Audit Committee are Messrs. Cronin and Gray. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Audit Committee held two meetings during 1999.

Current members of the Compensation Committee are Messrs. Cronin, Gray and Niswonger. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company's executive officers and administering the Company's employee stock option plan and other employee benefit plans. The Compensation Committee held one meeting during 1999.

Current members of the Nominating Committee are Messrs. Campbell, Cronin and Niswonger. The Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee presents its recommendation of a replacement director to the Board. The Committee also makes recommendations as to exercise of the Board of Director's authority to determine the number of its members, within the limits provided by the Bylaws of the Company. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested. The Nominating Committee held one meeting during 1999.

All directors hold office at the pleasure of the shareholders. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and committees on which they served during 1999.

COMPENSATION OF DIRECTORS

Employee directors of the Company do not receive additional compensation for serving as members of the Board of Directors or on any committee thereof. In lieu of an annual retainer, non-employee directors are paid a fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended, together with reasonable traveling expenses. No additional fee is paid for committee meetings held on the same day as Board meetings.

In addition, each of the non-employee directors of the Company was granted options to purchase 56,250 shares of the Common Stock pursuant to a nonqualified option agreement at an exercise price equal to the fair market value ($3.73 per share) at the time of the Company's initial public offering. The Company has a Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan provides that on the first business day following each Annual Meeting of Shareholders each non-employee director is automatically granted an option for the purchase of 7,500 shares of Common Stock at an exercise price equal to the closing sales price of the Common Stock on the date of grant. Each individual who subsequently becomes a non-employee director shall automatically be granted an option to purchase 7,500 shares of Common Stock on the first business day after becoming a director. In May 1999, each non-employee director received an option to purchase 11,250 shares at an exercise price of $17.83 per share.

The foregoing share and per share data have been restated to reflect the September 1998 spin-off of Landair Corporation, the March 1999 two-for-one stock split of the Common Stock and the January 2000 three-for-two stock split of the Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until September 1998, the Company operated its deferred air freight business and a national truckload carrier business. On September 23, 1998, the Company spun off its truckload carrier business through the distribution to its shareholders of all of the outstanding common stock of Landair Corporation. Messrs. Niswonger and Roberts serve as directors and executive officers of Landair Corporation, and Mr. Cook serves as an executive officer of Landair Corporation. In addition, Mr. Niswonger beneficially owned approximately 29% and 35% of the Company and Landair Corporation, respectively, as of March 17, 2000. In connection with the spin-off, the Company and Landair Corporation entered into various agreements, including a Transition Services Agreement and a Distribution Agreement.

Under the Transition Services Agreement, the Company provides accounts payable, payroll, human resources, employee benefit plan administration, owner-operator settlement, central purchasing, accounting and legal, general administrative, and information technology services to Landair Corporation. The Company charged Landair Corporation approximately $2.4 million for these services in 1999. In addition, Landair Corporation provides the Company safety, licensing, permitting and fuel tax, insurance and claims services, recruiting and retention services, and driver training center services and charged the Company approximately $455,000 for these services during the same period. The Company or Landair Corporation, as recipients of the services, may terminate any or all such services at any time on thirty days' irrevocable written notice, and the Company or Landair Corporation, as providers of the services, may terminate any or all of the services, other than information technology services, on three months' irrevocable notice. Information technology services to be provided by the Company to Landair Corporation have a thirty-six month term.

During 1999, the Company terminated its sublease with Landair Corporation for a portion of the Forward Air terminal facility in Columbus, Ohio. In addition, the Company and Landair Corporation routinely engage in transactions where Landair Corporation hauls deferred air freight shipments for the Company which are in excess of the Company's scheduled capacity. The cost of these shipments to the Company was approximately $3.3 million during 1999.

The Company incurred $213,000 in rent expense in 1999 for an aircraft leased from Sky Night, L.L.C. Sky Night, L.L.C. is owned by Mr. Niswonger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the "beneficial ownership," as that term is defined in the rules of the Securities and Exchange Commission (the "Commission") of the Common Stock of (i) each director; (ii) the Chief Executive Officer and the four other highest paid executive officers of the Company (the "Named Executive Officers"); (iii) all directors and executive officers as a group; and (iv) each other person known to be a "beneficial owner" of more than five percent of any class of capital stock of the Company based on information available to the Company on March 17, 2000. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.


                                                                                                       Percentage of
                                                                   Aggregate Number of Shares          Common Shares
           Name and Address of Beneficial Owner (1)                            (2)                    Outstanding (2)
---------------------------------------------------------------    --------------------------        -----------------
Bruce A. Campbell...........................................              206,916   (3)                      1.00%
Edward W. Cook..............................................              173,649   (4)                         *
James A. Cronin, III .......................................              131,137   (5)                         *
Hon. Robert Keith Gray......................................              226,237   (5)                      1.08
Scott M. Niswonger..........................................            6,001,800   (6)                     28.75
Richard H. Roberts..........................................              165,501   (7)                         *
John H. Traendly............................................                7,500   (8)                         *
Brown Investment Advisory & Trust Company...................            1,320,969   (9)                      6.33
RS Investment Management Co. LLC............................            1,225,875  (10)                      5.87
All directors and executive officers as a group (10 persons)            7,253,577  (11)                     34.74


 *    Less than one percent.

(1) The business address of each listed executive officer and director is c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.
(2) For the purpose of determining "beneficial ownership," the rules of the Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities. The Commission rules also require that certain shares of stock that a beneficial owner has the right to acquire within 60 days of the date set forth above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of calculating the percentage of ownership of such owner, but are not deemed outstanding for the purpose of calculating the percentage of ownership of any other person.
(3) Includes 195,324 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.
(4) Includes 3,000 shares held by Mr. Cook's spouse and 44,535 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.
(5) Includes 98,437 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.
(6) Includes 900 shares held by Mr. Niswonger as custodian for his grandson and 900 shares which are held by Mr. Niswonger's spouse as custodian for one of her children.
(7) Includes 93,750 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.
(8) Includes 7,500 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.
(9) Brown Investment Advisory & Trust Company ("BIATC") and its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"), 19 South Street, Baltimore, Maryland 21202, had no shared voting or dispositive power over the shares as of December 31, 1999. BIATC had sole voting power over 526,476 shares and sole dispositive power over 575,691 shares. BAI had sole voting and sole dispositive power over 745,278 shares as of December 31, 1999.

(10) RS Investment Management Co. LLC ("RSLLC") is the general partner of RS Investment Management, L.P. ("RSLP"), a registered investment adviser. The business address of both entities is 388 Market Street, Suite 200, San Francisco, California 94111. As of December 31, 1999, RSLLC had no sole voting or dispositive power over the shares and had shared voting and dispositive power over all of the shares. Of the shares set forth above, RSLP had no sole voting or dispositive power and had shared voting and dispositive power over 1,181,925 shares as of December 31, 1999.

(11) Includes 747,326 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

                   COMPENSATION OF EXECUTIVE OFFICERS IN 1999

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation paid or to be paid by the Company to the Named Executive Officers for the years shown in all capacities in which they served.



                                                                                         Long-Term
                                                                                         Compensation
                                                       Annual Compensation                  Awards
                                          -------------------------------------------   -------------

                                                                                          Number of
                                                                                          Securities      All Other
                                                                         Other Annual     Underlying     Compensation
  Name and Principal Positions       Year        Salary        Bonus     Compensation      Options           (1)
  ----------------------------       ----        ------        -----     ------------      -------        -----------
Scott M. Niswonger (2)(3)            1999       $148,593     $100,000       $ --                --          $  6,435
   Chairman and                      1998        143,987       73,238         --                --             5,656
   Chief Executive Officer           1997        269,377      169,250         --                --            10,600

Bruce A. Campbell                    1999       $200,000     $200,000       $ --           300,000          $ 11,040
   President and                     1998        158,237       82,550         --                --            10,668
   Chief Operating Officer           1997        147,100      117,075         --            56,253            10,561

Edward W. Cook (2)(3)                1999       $ 57,671     $124,914       $ --            45,000          $  6,966
   Chief Financial Officer, Senior   1998         55,799       29,741         --                --             5,333
   Vice President and Treasurer      1997        104,300       84,975         --            37,500            10,133

Richard H. Roberts (2)(3)            1999       $ 56,951     $124,914       $ --            45,000          $  5,974
   Senior Vice President,            1998         48,189       30,988         --                --             5,013
   General Counsel and Secretary     1997         90,000       89,250         --            37,500             9,952

John H. Traendly (4)                 1999       $156,779      $31,500       $ --                --          $     --
   Vice President,                   1998        124,039       30,000         --            30,000                --
   Information Systems



(1) Includes car allowance and employer matching portion of 401(k) contributions.
(2) Effective January 1, 1998, each of Messrs. Niswonger, Cook and Roberts' annual compensation was allocated equally to the Company and Landair Corporation pursuant to the terms of the Transition Services Agreement.
(3) Effective January 1, 1999, each of Messrs. Niswonger, Cook and Roberts' annual salary was allocated equally to the Company and Landair Corporation pursuant to the terms of the Transaction Services Agreement and the annual bonus for each was paid at the discretion of the Company's Compensation Committee.
(4) Mr. Traendly joined the Company as Vice President, Information Systems in March 1998.

        1999 OPTION GRANTS, AGGREGATED OPTION EXERCISES AND OPTION VALUES

During 1999, the Company awarded stock options to three of the Named Executive Officers as set forth in the following table.

                          OPTION GRANTS IN LAST YEAR(1)


                                             Individual Grants                                   Potential
                            ----------------------------------------------------------        Realizable Value
                                              Percent of                                     at Assumed Annual
                                                Total                                          Rates of Stock
                             Number of         Options                                       Price Appreciation
                            Securities        Granted to      Exercise                           For Option
                            Underlying         Employees         or                               Term (2)
                              Options             in         Base Price    Expiration     -------------------------
        Name                 Granted          Last Year     ($/Share)        Date             5%             10%
        ----                ----------        ----------    ------------   ----------     ----------     -----------
Bruce A. Campbell            300,000            33.78%        $6.25        01/01/09       $1,179,177     $2,988,267
Edward W. Cook                45,000             5.07          7.42        02/05/09          218,784        546,157
Richard H. Roberts            45,000             5.07          7.42        02/05/09          218,784        546,157


(1) The option amounts are adjusted to reflect the March 1999 and January 2000 stock splits.
(2) We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Commission. They assume the value of Common Stock appreciates 5% or 10% each year, compounded annually, for ten years (the life of each option). They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2009. Depending on inflation rates, these amounts may be worth significantly less in 2009, in real terms, than their value today.


                    AGGREGATED OPTION EXERCISES IN LAST YEAR
                           AND YEAR-END OPTION VALUES

The following table sets forth the year-end aggregated option exercises by the Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers.



                                  Option Exercises                   Number of
                                    In Last Year               Securities Underlying          Value of Unexercised
                            ---------------------------      Unexercised Options Held        In-The-Money Options
                               Shares                              at Year-End                   at Year-End (2)
                              Acquired         Value       ----------------------------   ----------------------------
       Name (1)             on Exercise       Realized     Exercisable    Unexercisable   Exercisable    Unexercisable
       --------             -----------       --------     -----------    -------------   -----------    -------------

Bruce A. Campbell                  --       $       --        87,510         346,878      $2,230,905      $8,010,079
Edward W. Cook                126,450        1,270,571        29,175          73,125         703,701       1,695,094
Richard H. Roberts             76,875          801,750        82,500          73,125       1,979,175       1,695,095
John H. Traendly                   --               --         7,500          22,500         181,950         545,850


(1) Mr. Niswonger has not been granted any options for the purchase of Common Stock. The options held by Messrs. Campbell, Cook and Roberts are adjusted to reflect the March 1999 and January 2000 stock splits.
(2) Represents the adjusted closing price for the Common Stock on December 31, 1999 of $28.92 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the December 31, 1999 closing price. Exercisable options have been held at least one year from the date of grant.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Company has an employment agreement with Bruce A. Campbell, the Company's President and Chief Operating Officer. Pursuant to the agreement, Mr. Campbell is to be paid a base salary of $225,000 during 2000 and $250,000 during 2001. Thereafter, Mr. Campbell's base salary will be subject to annual review by the Board, if applicable. Upon certain circumstances, upon early involuntary termination of Mr. Campbell's employment with the Company, the Company may be obligated to pay Mr. Campbell an amount equal to any then remaining payments under the agreement, including bonus incentives and health insurance payments, and all outstanding stock options shall become fully vested and exercisable. The agreement became effective January 1, 1999 and provides for a three-year term. In addition to his base salary, Mr. Campbell was granted an option to purchase 300,000 shares of Common Stock at the Fair Market Value of the Common Stock (as defined in the Company's Amended and Restated Stock Option and Incentive Plan (the "1992 Stock Option and Incentive Plan")) on January 1, 1999, or $6.25 per share. Mr. Campbell is also eligible for participation in the Company's cash incentive and other benefit plans. Mr. Campbell is also bound by the terms of a non-competition agreement entered into in connection with the employment agreement.

Upon the occurrence of a Change in Control or Potential Change in Control (as such terms are described below) under the 1992 Stock Option and Incentive Plan, all outstanding options and any stock appreciation rights that have been outstanding for at least six months will become fully exercisable and vested, and certain restrictions applicable to the benefits available under any other award under the 1992 Stock Option and Incentive Plan will lapse, unless otherwise determined by the Compensation Committee (the "Committee") of the Board of Directors. Unless otherwise determined by the Committee at or after grant but prior to the occurrence of any Change in Control, the value of all vested options and other awards granted under the 1992 Stock Option and Incentive Plan will be cashed out at the Change in Control Price upon the occurrence of a Change in Control or Potential Change in Control. Options and other awards granted to executive officers, directors and other persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will only be cashed out if they have been held for at least six months and, unless otherwise determined by the Committee, the Change in Control or Potential Change in Control was outside the control of the holder of the option or other award.

Under the 1992 Stock Option and Incentive Plan, a Change in Control is defined to include (i) any Change in Control that would be required to be reported in response to any form or report to the Commission, or any stock exchange on which the Company's shares are listed; (ii) the acquisition by any person (other than the Company, a subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) of beneficial ownership of securities of the Company representing 20% or more of the combined voting power of the Company; or
(iii) a change in the Board of Directors of the Company if, as a result of such change, the persons who were the members of the Board of Directors two years prior to such change cease to constitute at least a majority of the members of the Board of Directors. Persons who were elected by or on the recommendation or approval of at least three-quarters of the members of the Board of Directors who were in office at the beginning of such period are deemed to have been in office during such two year period for purposes of this provision. A Change in Control is also deemed to occur if a majority of the members of the Committee in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a Change in Control. A Potential Change in Control is deemed to occur upon (i) the approval by shareholders of any agreement which, if consummated, would result in a Change in Control, or (ii) the acquisition by any person (other than the Company, a subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) of beneficial ownership of securities of the Company representing five percent or more of the combined voting power of the Company's securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control of the Company has occurred. The Change in Control Price is defined as the highest price per share paid for the Common Stock in any transaction reported on The Nasdaq Stock Market or any other exchange or market that is the principal trading market for the Common Stock or any other bona fide transaction related to such Change in Control or Potential Change in Control at any time during the 60 day period prior to the Change in Control or Potential Change in Control. In the case of incentive stock options and stock appreciation rights related thereto, the Change in Control Price is determined based solely on transactions reported for the date on which the cash-out or the exercise of the stock appreciation right occurs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1999, the Committee was comprised of two non-employee directors, Messrs. Cronin and Gray, and Mr. Niswonger. There were no Compensation Committee interlocks. See "Transactions with Directors, Executive Officers and Others."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's general compensation policies on executive officer compensation are administered by the Committee; however, the Committee submits its determinations to the full Board for its comments and concurrence. A majority of members of the Committee were non-employee directors during 1999. It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate to meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

The three components of executive officer compensation are base salary, annual bonus incentive awards and stock option grants, except for the Chief Executive Officer whose compensation includes only base salary and annual bonus incentive awards. In addition to the Committee's determinations on base salary and bonus incentive awards, the Committee acting solely through its non-employee directors administers the Company's Restated Employee Stock Purchase Plan and two Stock Option and Incentive Plans and determines the options to be granted to executive officers.

The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company's financial performance, its annual budget, its position within its industry sector and the compensation policies of similar companies in its business sector. The Committee believes that in addition to corporate performance, it is appropriate to consider, in setting and reviewing executive compensation, the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors are taken into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

The Company has an employee cash incentive plan (the "Cash Incentive Plan"), which provides for annual cash incentive payments to employees based on the Company's results of operations. The goals of the Cash Incentive Plan are established based on operating plans for the year, and amounts payable under the Cash Incentive Plan are determined based on the results of the Company's operations. The amount of the cash incentives paid under the Cash Incentive Plan are determined annually by the Board.

In order to be able to increase the equity incentives available to executive officers and other key employees, and to continue to be able to offer new options, the Committee recommended, in February 1995, that the Board increase the number of authorized shares issuable under the 1992 Stock Option and Incentive Plan from 1,800,000 shares to 3,000,000 shares of Common Stock, and this increase was approved by shareholders at the 1995 Annual Meeting of Shareholders. No stock options were granted in 1995. In 1996 and 1997, 855,000 and 333,000 stock options were granted, respectively. As a result of the spin-off of Landair Corporation in 1998, outstanding options awarded in prior years were adjusted pursuant to a formula designed to preserve fair market value. In addition to the 225,000 additional options outstanding after adjustment for the spin-off, the Committee granted 30,000 options in 1998 and 300,000 in 1999 under the 1992 Stock Option and Incentive Plan.

In February 1999, the Company adopted the 1999 Stock Option and Incentive Plan for issuance of up to 1,500,000 shares of Common Stock, which received shareholder approval at the 1999 Annual Meeting of Shareholders, and 588,000 stock options were granted under the Plan in 1999.

In July 1995, the Company adopted the Restated Employee Stock Purchase Plan, which received shareholder approval at the 1996 Annual Meeting of Shareholders. All executive officers are entitled to participate in the Restated Employee Stock Purchase Plan unless they own five percent or more of the total outstanding Common Stock.

The Committee's philosophy with respect to the compensation of the Company's Chief Executive Officer is essentially the same as its philosophy with respect to other executive officers. Because the Chief Executive Officer owns approximately 29% of the Common Stock, however, his personal net worth is more closely related to the performance of the Common Stock than other executive officers. The Committee has not awarded stock options to the Chief Executive Officer.

Section 162(m) of the Internal Revenue Code of 1986, as amended and any successor thereto, was enacted as part of the 1993 Omnibus Budget Reconciliation Act and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer or any other of the four most highly compensated officers. The Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, executive compensation pursuant to the 1992 Stock Option and Incentive Plan and the 1999 Stock Option and Incentive Plan, if approved by the shareholders, is expected to qualify as "performance based" compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from the limit. The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Committee believes that performance based compensation is desirable and can be structured in a manner to qualify as performance based compensation under Section 162(m).



                                              James A. Cronin, III
                                              Robert Keith Gray
                                              Scott M. Niswonger

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative shareholder return on its Common Stock with the Nasdaq Trucking and Transportation Stocks Index and The Nasdaq Stock Market Index commencing December 31, 1994 and ending December 31, 1999. The graph assumes a base investment of $100 made on December 31, 1994 and the respective returns assume reinvestment of all dividends, including the Company's distribution to shareholders of Landair Corporation common stock effected on September 23, 1998. For the purposes of this graph, the Landair Corporation common stock distribution is treated as a nontaxable cash dividend that would have been converted to additional Common Stock at the close of business on September 23, 1998. The comparisons in this graph are required by the Commission and, therefore, are not intended to forecast or be necessarily indicative of any future return on the Common Stock.



                                    (GRAPH)




  Measurement Period                                       Nasdaq Trucking and
 (Fiscal Year Covered)    Forward Air Corporation      Transportation Stocks Index     Nasdaq Stock Market Index

12/31/94                     $100.00                         $100.00                      $100.00
12/31/95                       85.49                          116.67                       141.33
12/31/96                       64.41                          128.79                       173.89
12/31/97                      156.29                          164.84                       213.07
12/31/98                      166.15                          148.30                       300.25
12/31/99                      769.25                          158.38                       542.43


PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Ernst & Young LLP to serve as the Company's independent auditors for 2000. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the appointment of independent public accountants will be reconsidered by the Board. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to appropriate questions.

This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 2000.

OTHER MATTERS

The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than ten percent of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Commission, The Nasdaq Stock Market and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during 1999 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were timely satisfied.

DEADLINE FOR SUBMISSION TO SHAREHOLDERS OF PROPOSALS TO BE PRESENTED AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS

Any proposal intended to be presented for action at the 2001 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 1, 2000 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 2001 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

For other shareholder proposals to be timely (but not considered for inclusion in the Proxy Statement for the 2001 Annual Meeting of Shareholders), a shareholder's notice must be received by the Secretary of the Company not later than March 1, 2001 and the proposal and the shareholder must comply with Regulation 14A under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to March 1, 2001, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the Proxy Statement for the Annual Meeting.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of Common Stock owned, to date, sign and return the enclosed proxy promptly.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 IS INCLUDED WITHIN THE ANNUAL REPORT PROVIDED WITH THIS PROXY STATEMENT. SUCH ANNUAL REPORT DOES NOT CONSTITUTE A PART OF THE PROXY SOLICITATION MATERIAL. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST. REQUESTS SHOULD BE MADE IN WRITING TO RICHARD H. ROBERTS, SECRETARY, FORWARD AIR CORPORATION, P.O. BOX 1058, GREENEVILLE, TENNESSEE 37744-1058.


                                        By Order of the Board of Directors


                                        Richard H. Roberts
                                        Secretary


Greeneville, Tennessee
April 20, 2000

                                     PROXY
                            FORWARD AIR CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF FORWARD AIR CORPORATION

    The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Scott M. Niswonger, Bruce A. Campbell and Richard H. Roberts and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2000 Annual Meeting of Shareholders to be held at the Company's offices located at 6800 Port Road, Groveport, Ohio, on May 23, 2000, at 10:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting, and are further authorized to vote on other matters which may properly come before the 2000 Annual Meeting and any adjournments thereof.

   1. Election of Directors

    [ ] FOR all the nominees listed below (except as marked to the contrary below)

    [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees listed below

   Bruce A. Campbell; Edward W. Cook; James A. Cronin, III; Hon. Robert Keith Gray; Scott M. Niswonger and Richard H. Roberts

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

   2. Ratification of the appointment of Ernst & Young LLP as independent auditors

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                               (see reverse side)

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.

                                                  Do you plan to attend the
                                                  Annual Meeting?
                                                  [ ] Yes          [ ] No

                                                  PLEASE SIGN AND DATE BELOW AND
                                                  RETURN PROMPTLY.

                                                  Please sign exactly as name
                                                  appears hereon. Joint Owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such.

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s)              Date